Exhibit 15.1

July 31, 2006

Alexander’s, Inc,.

Paramus, New Jersey

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the periods ended June 30, 2006 and 2005, as indicated in our report dated July 31, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, is incorporated by reference in Amendment No. 3 to Registration Statement No. 33-62779 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey